Exhibit 99.1
2009 Executive Performance Agreement
Pursuant to Cerner’s 162(m) Performance-Based Compensation Plan
Plan Metrics
Your annual Target Bonus Level (TBL) is $«Total_TBL» and your 2009 supplemental performance-based cash incentive opportunity (SIO) is $«Total_SIO»
Your Total Opportunity (TBL + SIO) will be based on attainment of the following Performance Metric:

Weighting	Metric	Timing Code	PF Applies	Scope
Y for TBL
100%	Earnings per Share	A for SIO	Yes	Corporate
Depending on whether the achievement of the Performance Metric is at, below or above the target metric amount, your calculated Total Opportunity earned will be increased or decreased in accordance with the table set forth below. This calculated Total Opportunity incentive payment amount, whether or not adjusted based on the Attainment % of the Performance Metric, may also be reduced depending on your quarterly and annual Performance Factor (PF).
Maximum Payout
If the established Performance Metric is achieved above the target metric amount, you may be eligible to be paid up to 140% of your TBL and SIO as set forth in the table below. In addition, if at least the minimum payout Attainment % of the Performance Metric is achieved, you may be eligible to be paid up to an additional 25% of your TBL only (not your SIO), if you receive a PF rating of “Outstanding” or “Distinguished”. If you receive a PF other than “Outstanding” or “Distinguished,” or the percentage bonus amounts for the “Outstanding” or “Distinguished” categories is determined to be less than 25%, you will receive a lesser amount (between 0 and 25% of your TBL only). Even if you receive a PF rating of “Outstanding” or “Distinguished,” you may not receive any payment other than the Payout % of your Total Opportunity indicated in the table below based on the actual Attainment % of the Performance Metric achieved.

Attainment % of	TBL & SIO
Performance Metric	Payout %
106%	140%
102%	120%
100%	100%
98%	75%
<98%	0%
Maximum Payout Reduction— Based on Performance Factor
You will receive a quarterly and an annual PF rating determined by your direct manager, which rating may affect the Total Opportunity incentive payment calculation as set forth below.
A PF rating of “Needs Development” or “Unacceptable” for any quarter or for the year may result in a 0-100% reduction of your initial calculated Total Opportunity incentive payment. If you receive a “Highly Valued” rating for any quarter or for the year, you will only receive a payment equal to the applicable Payout % (as set forth above) of your Total Opportunity. If the minimum payout Attainment % of Performance Metric is achieved and you receive an annual PF of “Outstanding” or ““Distinguished,” you may receive a PF adjustment equal to 0-25% of your TBL only, but in no event shall your total payout exceed $MXP (your maximum payout). Any reductions in calculated TBL or SIO incentive payments resulting from a PF rating may not be earned back.
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Payment Terms, Schedule and Criteria
Terms
Payment for Y Timing Code Metrics
Payment for cumulative YTD metrics (Y Timing Code) will be calculated quarterly based on approved quarterly targets that build cumulatively to a full-year target. For each of the first three quarters of the year, the Associate will be eligible to be paid 15% of the Associate’s annual TBL opportunity based on these metrics. At year-end, the remainder of the Associate’s incentive will be calculated based on the full-year targets.
Payment for A Timing Code Metrics
Payment for the 2009 supplemental performance-based cash incentive opportunity (A Timing Code) will be calculated only at the close of Cerner’s fiscal year-end.
Timing Code definitions of specific payment timing are located in the CPP Glossary located on MyCerner.
Changes to an Associate’s TBL or SIO, based on any compensation adjustments, will be reflected in payment calculations on a pro-rata basis for the appropriate quarters. However, in no event may the TBL or SIO of a Covered Executive (as defined in the Cerner’s 162(m) Plan) change after the initial 162(m) Plan metrics and Covered Executive’s eligible performance compensation opportunity are established by the Compensation Committee.
The year-end calculation of payments will not affect amounts earned for previous quarters; however, the actual PF adjustment, if applicable, will apply to TBL and SIO incentives earned for the full year.
Corrections to prior period payments may be made and applied to current period payments earned to ensure accurate incentive payments.
Timing
Payment of earned TBL will be made approximately sixty (60) days after the end of a quarter in which they are earned. SIO is not earned until February 28, 2010 and eligible associates must be employed by Cerner through this date, any earned amounts will be paid within thirty (30) days of the date earned.
Criteria
1.	In order to be eligible for any payments under this Agreement, Cerner must have received the Associate’s signed Cerner Associate Employment Agreement, which governs the terms of the Associate’s employment at Cerner.

2.	Participation under this Agreement begins as of the beginning of the first full quarter of employment in, or assignment to, an eligible role under Cerner’s 162(m) Plan. Newly eligible Associates will satisfy the “full quarter” requirement as long as they are actively working within the first fifteen (15) working days of the quarter.

3.	Payments under Cerner’s 162(m) Plan for any one quarter or the year will be forfeited if the Associate failed to complete performance reviews/self appraisals as required by Cerner’s Human Resources group. Any balance of the payout that could have been attained is forfeited and will not be paid in subsequent quarters.

4.	Exceptions to the above items will be considered and determined by the 162(m) Plan Administrator(s), in his/her sole discretion.
Other Considerations
1.	Termination of Participation: An Associate’s participation under this Agreement will be terminated immediately in the event of termination of employment, for any reason (voluntarily or involuntarily), or transfer to a non-162(m) Plan role. The Associate will be entitled to payment for any earned but not paid amounts. Payments are earned only for completed quarters; i.e., if participation is terminated at any time before the completion of a quarter, no incentive will be paid for that quarter. The 2009
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supplemental performance-based cash incentive opportunity (SIO) will only be earned if the Associate is continuously employed by Cerner through February 28, 2010 and other eligibility criteria set forth in this Agreement are met.

2.	Leave of Absence: Eligibility for Associates who are not actively at work for more than six weeks of any quarter will be subject to the guidelines set forth in the CPP Leave Policy (located on myCerner).

3.	Repayments to Cerner: In the event an Associate’s employment is terminated, for any reason (voluntarily or involuntarily), and such Associate owes money to Cerner, for any reason, or is required to return incentive payments, Cerner may deduct the amounts owed from all accounts due to such Associate, such as salary, advances, vacation, expense reimbursement or incentive payments, and the Associate will be liable for the balance, if any, except when prohibited by law.

4.	Incentive Payment Recovery in the Event of a Restatement: In the event Cerner implements a Mandatory Restatement (as defined in Cerner’s 162(m) Plan under Section 10(vii)), which restatement relates in whole or in part to the 2009 fiscal year or prior years while associate was eligible for CPP, some or all of any amounts paid as an incentive payment earned by you under this Agreement and related to such restated period(s) shall be recoverable and, in all appropriate circumstances and to the extent practicable as determined by Cerner’s Board, must be repaid within ninety days of such restatement(s). The amount which must be repaid, if any, is the amount by which the compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement, in each case determined by the Plan Administrator. Any amount required to be repaid may be repaid directly by the Associate, setoff against future amounts owed to the Associate by Cerner under this Agreement (if such amounts will be earned and paid within the ninety day payment period) or any other amount owed to the Associate by Cerner or as otherwise agreed in writing between the Associate and Cerner. Cerner will not be required to award additional CPP payments should the restated financial statements result in a higher CPP payout.

5.	Incentive Payment Recovery in the Event of Fraud or Misconduct: In the event Cerner implements a Mandatory Restatement (as defined in Cerner’s 162(m) Plan under Section 10(vii)), which restatement relates in whole or in part to the 2009 fiscal year or prior years while associate was eligible for CPP, all amounts paid as an incentive payment earned by you under this Agreement and related to such restated period(s) shall be fully recoverable and, in all appropriate circumstances and to the extent practicable as determined by Cerner’s Board, must be repaid within ninety days of such restatement(s) if it is determined by Cerner’s Board that you engaged in fraud or misconduct that caused or partially caused the need for the restatement. Any amount required to be repaid may be repaid directly by the Associate, setoff against future amounts owed to the Associate by Cerner under this Agreement (if such amounts will be earned and paid within the ninety day payment period) or any other amount owed to the Associate by Cerner or as otherwise agreed in writing between the Associate and Cerner.

6.	Modifications to this Agreement: The 162(m) Plan Administrator reserves the right, in its sole discretion, to interpret and modify this Agreement: (a) during the 162(m) Plan year to coincide with changing corporate objectives, and (b) during or after the 162(m) Plan year to: (i) avoid windfall payments unintentionally derived from the 162(m) Plan design that may result from the highly variable nature of many Client Agreement(s) or market conditions and/or (ii) adjust payments or terminate this Agreement when an Associate’s performance has been documented by management to be unacceptable. Such modifications will occur only under the authority of the 162(m) Plan Administrator(s), in their sole discretion. Any component of this Agreement may be adjusted to ensure that the Associate receives adequate, yet reasonable, compensation. In no event may the 162(m) Plan Administrator (I) increase the amount of compensation payable that would otherwise have been payable upon the attainment of the original performance metric, as such metric was established during the initial allowable period of time under Section 162(m) of the Code for establishing “performance based compensation” or (II) make any modifications or interpretations to the 162(m) Plan which will jeopardize the deductibility of performance-based compensation payable hereunder, unless the 162(m) Plan Administrator expressly acknowledges in connection with the
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modification or interpretation that the availability of Code Section 162(m)’s performance-based compensation exemption is not desired.
Capitalized terms in this Agreement have the meanings set forth in the CPP Glossary or the contents of this document.
Cerner Confidential — External Release Prohibited
© Cerner Corporation. All rights reserved. This document contains Cerner confidential and/or proprietary information which may not be reproduced or transmitted without the express written consent of Cerner.